Exhibit 10.2

March 17, 2005

Mr. Raymond H. Melcher, Jr.

37 Michigan Drive

Sinking Spring, PA  19608

Dear Mr. Melcher:

This letter is being written to you on behalf of Leesport Bank (the “Bank”) and its sole shareholder Leesport Financial Corp. (the “Holding Company”) (the Holding Company and the Bank sometimes will be referred to collectively as “Leesport”), as a result of recent discussions, between you and Leesport, relating to your resignation from your Board and officer positions with Leesport to pursue other interests.  The following is intended to set forth the terms and conditions of our agreement relating to such employment (the “Agreement”).

1.  Resignations.

You confirm that, effective March 17, 2005, you have resigned as a member of the Board of Directors and as Chairman, President and Chief Executive Officer of the Holding Company and the Bank and as a director and officer of any other direct or indirect subsidiaries of the Holding Company or the Bank.  The parties agree that the resignations effected by this paragraph do not result from any disagreement with Leesport on any matter relating to Leesport’s operations, policies or practices.

2.  Continued Payments; Termination of Employment Agreement.

A.  You and Leesport agree that, effective on the date hereof, except as otherwise specifically provided herein, the employment agreement between you and Leesport dated as of January 1, 2005 (the “2005 Employment Agreement”) (as the same may have been further amended, modified, or restated) and all subsequent understandings or agreements relating to your employment, if any, shall be null and void and of no further force and effect and that you shall not be entitled to any compensation or benefits under such agreements or understandings for services rendered, whether prior to or after the date hereof, except as otherwise specifically provided herein.

B.  Notwithstanding Section 2A above, you shall be entitled to a lump sum payment equal to 18 months of your monthly base salary as in effect on the date of your resignation.  You also shall be entitled to a lump sum payment of $11,000 to compensate you for any bonuses you may have earned in 2005.  The payments described in this paragraph, less deductions required by law, will be made within 30 days after the date you properly execute and deliver this Agreement to Leesport.

C.  Any earnings that you receive from any other employment or services you provide shall not reduce or otherwise affect the payments to be made to you by Leesport under this Agreement.  Although you may accept other employment, you are under no obligation to do so, and the payments and benefits to be provided by Leesport under this Agreement shall be provided irrespective of whether you secure other employment.

3.  Other Benefits.

Any benefits payable to you under Leesport’s other plans and arrangements, including options granted under Leesport’s 1999 Stock Option Plan, your directors deferred compensation arrangement, and your supplemental executive retirement agreement, will be paid to you in accordance with the terms of such plans and arrangements, as if your employment had been terminated by the Company without cause (as defined under any of such plans or arrangements).

4.  Public Statements.

Except for the public announcement released by Leesport following the execution of this letter, neither you nor the Bank, the Holding Company, any of their controlled affiliated companies, or their directors or officers shall make or cause to be made any public statements, orally or in writing, to any third person concerning your resignation from your positions with the Bank, the Holding Company or any of their controlled affiliated companies, this Agreement, your contracts with Leesport or any discussion or negotiations relating to this Agreement, unless (i) the statement is approved by the other party in writing in advance of its release; (ii) the statement is compelled by judicial process; (iii) the statement is required by Leesport’s regulators; (iv) the statement is required by generally accepted accounting principles or Regulation S-X (promulgated by the Securities and Exchange Commission (“SEC”)), in the opinion of Leesport’s independent public accountants; (v) the statement is required by the rules or regulations of the SEC or the rules or regulations of NASD, in the opinion of Leesport’s counsel; or (vi) the statement is made in connection with a due diligence examination involving Leesport.

5.  Nondisparagement.

You will not, at any time on or following the date hereof, make any remarks to any person, orally or in writing, which are intended to defame or disparage Leesport or its controlled affiliated companies or any of its or their officers, directors, or subsidiaries.  Leesport agrees that, at any time on or following the date hereof, neither it nor its controlled affiliated companies will make or cause to be made any remarks to any person, orally or in writing, which are intended to defame or disparage you or your reputation.  Leesport will inform its directors, executive officers and current members of the Senior Management Committee of Leesport’s obligations under this Section 5.

6.  Covenants.

A.  For 18 months following the date of this Agreement, you agree to assist and cooperate with Leesport’s directors, officers, lawyers, accountants, consultants or other persons it may designate in the investigation, defense and/or settlement of any asserted or threatened litigation, administrative or regulatory proceeding or investigation against or concerning Leesport, or any of its affiliated companies, concerning matters in which you were involved or have knowledge as a result of your employment with Leesport.  You also agree to cooperate with and respond to inquiries from members of the Board of Directors or the Chief Executive Officer

of Leesport from time to time with respect to Leesport’s ongoing business and operations.  Unless otherwise advised in writing, your contact for general business communications shall be the Chief Executive Officer or the Chairman of the Board of Leesport.  You will be reimbursed for any reasonable out-of-pocket expenses you incur in providing such services requested by Leesport.

B.  Notwithstanding anything contained herein to the contrary, the provisions of the 2005 Employment Agreement and the other plans and agreements referred to in Section 3 above relating in each case to covenants not to compete and non-solicitation of customers and employee shall continue to apply.

C.  You recognize and acknowledge that during your employment with Leesport you had and will have access to certain confidential and proprietary business information and trade secrets (collectively, “Information”), including but not limited to client and customer Information, Leesport’s strategic and business plans, and Leesport’s financial Information, all of which are of substantial value to Leesport in its business.  You agree that you will not, without Leesport’s permission, use Information for your benefit or for the benefit of any third parties, or disclose to any third party in any manner, directly or indirectly, any Information, unless such Information is already in the public domain through no fault of your own.  You agree to return to Leesport promptly following execution of this Agreement  any documents (including electronically stored documents) which contain Information.

7.  Release of Claims.

A.  You, for yourself and on behalf of your personal and legal representatives, executors, administrators, successors, heirs, distributees and legatees, intending to be legally bound, hereby forever:

(i)             release, waive and discharge the Holding Company and its subsidiaries and the Bank and its subsidiaries and their respective present and former officers, directors, stockholders, attorneys, agents, contractors and employees, both in their official and individual capacities, of and from any and all claims, causes of action, suits, proceedings, debts, judgments, damages, contracts, agreements, claims for attorneys’ fees, costs and demands whatsoever, in law or in equity, which you now have or may have, arising from, or connected with any act, omission or deed taken, done or occurring up to the date you execute this letter (“Claims”), including but not limited to Claims related to your employment or any other relationship with the Holding Company or the Bank (including but not limited to Claims under the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, and the 2005 Employment Agreement, and all amendments, modifications, restatements or clarifications to the 2005 Employment Agreement, whether oral or written), but excluding claims arising under this Agreement; and

(ii)          except for Claims arising under this Agreement, agree not to sue for any reason, or cooperate in any way, in any suit or proceeding, or the preparation therefor against the Holding Company or its subsidiaries, the Bank or its subsidiaries, or their respective present and former officers, directors, stockholders, attorneys, agents and employees, both in their official and individual capacities, arising from, or connected with any Claim (including but not limited to Claims under the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, and Title VII of the Civil Rights Act of 1964, as amended, the 2005 Employment Agreement or your employment or other relationship with the Holding Company or the Bank), including but not limited to, furnishing information of any kind, or testifying, unless compelled to by judicial process.

B.  The Holding Company, the Bank, their subsidiaries, and their controlled affiliated companies, for themselves and on behalf of their directors and officers (in their capacity as officers but not in their individual capacity), and their respective successors and assigns, intending to be legally bound, hereby forever:

(i)             release, waive and discharge you and your personal and legal representatives, executors, administrators, successors, heirs, distributees and legatees of and from any claims, causes of action, suits, proceedings, debts, judgments, damages, contracts, agreements, claims for attorneys’ fees, costs and demands whatsoever, in law or in equity, which any of them now have or may have, arising from, or connected with, any act, omission or deed taken, done or occurring up to the date you execute this letter, including but not limited to claims arising from your employment or any other relationship with the Holding Company or the Bank, but excluding claims arising under this Agreement; and

(ii)          except for claims arising under this Agreement, agree not to sue for any reason, or cooperate in any way, in any suit or proceeding, or the preparation therefor, against you or your personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees arising from, or connected with any claim released by Section 13B(i), including your resignation from your positions with the Holding Company and the Bank, the 2005 Employment Agreement or your employment or any other relationship with the Holding Company or the Bank, including, but not limited to, furnishing information of any kind, or testifying, unless compelled to by judicial process.

You acknowledge that with respect to claims for age discrimination waived by Section 7A(i) you have had at least 21 days to consider such waiver and may revoke such waiver by delivering written notification to Alfred J. Weber at Leesport within seven days after you sign this letter.  If you do not agree to the waiver of age discrimination claims or if you revoke such claims, the waiver and release of all claims against you by Leesport in Section 7B will be null and void.

8.  Miscellaneous.

A.  Assignment.  This Agreement shall not be assigned, pledged or transferred in any way by either party without the prior consent of the other party, except that Leesport may assign or transfer this agreement in connection with its sale or merger.  Leesport will require any successor or assignee, whether direct or indirect, or by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Holding Company or the Bank to assume and agree to perform this Agreement in the same manner and to the same extent that the Holding Company or the Bank, as the case may be, would have been required to perform as if no succession or assignment had taken place.

B.  Entire Agreement.  This Agreement and the attached exhibits and the employee benefit plans referenced in Section 3 above, contain the entire understanding among you, on the one hand, and the Holding Company and the Bank, on the other hand, with respect to the subject matter hereof, and may be amended only by a writing signed by each of the parties.  All prior or contemporaneous understandings, discussions, or agreements, made orally or in writing, including without limitation, the 2005 Employment Agreement, and any Leesport severance policy, are expressly superseded by this agreement.

C.  Headings.  The headings in this letter are for convenience of reference only and shall not be considered as part of this Agreement nor limit or otherwise affect the meaning hereof.

D.  Arbitration.  Any dispute relating to this Agreement between you, on the one hand, and the Holding Company or the Bank, on the other hand, shall, at the election of either party, be subject to arbitration in accordance with the rules of the American Arbitration Association then in effect.  Unless otherwise agreed by the parties, the arbitration shall take place in Reading, Pennsylvania.  The decision of the arbitration panel will be binding on the parties and may be enforced in any court having jurisdiction.  Pending the resolution of any arbitration, Leesport will not cease making any payments or providing any benefits required to be made under this Agreement, and any court of competition jurisdiction may issue injunctive or equitable relief pending arbitration to protect your rights to such continued payments or benefits.

E.  Specific Performance.  If any party fails to comply with provisions of this Agreement, any other party will be entitled, upon application to any court of competent jurisdiction, to specific performance or injunctive or other equitable relief in order to enforce or prevent violation of such provision or provisions.

F.  Waiver.  No failure or delay on the part of any party in exercising any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise or the exercise of any other right hereunder preclude any other or further exercise of any right.

G.  Severability.  If one or more of the provisions contained in this Agreement shall be determined illegal or unenforceable by a court, no other provision shall be affected by such holding.

H.  Choice of Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of law principles.

If the foregoing is acceptable to you, please acknowledge your agreement, by signing and dating three (3) copies of this letter and returning two of them to me.

LEESPORT FINANCIAL CORP.

By:	/s/ Alfred J. Weber
Alfred J. Weber

LEESPORT BANK

By:	/s/ Alfred J. Weber
Alfred J. Weber

Agreed to and accepted, intending to be legally bound:

/s/ Raymond H. Melcer, Jr.
Raymond H. Melcher, Jr.

Dated:  March 23, 2005